United States securities and exchange commission logo





                 August 30, 2021

       Charles Piluso
       Chief Executive Officer
       Data Storage Corporation
       48 South Service Road
       Melville, NY 11747

                                                        Re: Data Storage
Corporation
                                                            Registration
Statement on Form S-1
                                                            Filed August 25,
2021
                                                            File No. 333-259049

       Dear Mr. Piluso:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Scott E. Linsky